Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MidWestOne Financial Group, Inc.:

We consent to the use of our reports dated March 16, 2009, with respect to the consolidated balance sheet of MidWestOne Financial Group, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity and other comprehensive income (loss), and cash flows for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-162783) by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Des Moines, Iowa

February 11, 2010